UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 17, 2013

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On July 17, 2013, Lakes Entertainment, Inc. and its wholly owned subsidiary Lakes KAR – Shingle Springs, LLC (collectively, “Lakes”) entered into a Debt Termination Agreement (“Agreement”) with the Shingle Springs Band of Miwok Indians and the Shingle Springs Tribal Gaming Authority (collectively, “Tribe”) relating to monies Lakes had previously advanced to the Tribe for the development of the Tribe’s Red Hawk Casino located in Placerville, California. The Debt Termination Agreement requires certain conditions to be met, including a lump sum payment by the Tribe to Lakes of $57.1 million on or before December 31, 2013, subject to extension for 120 days. This payment will constitute full and final payment of all debt owed to Lakes as of the date the payment is made (“Payment Date”). Upon the Payment Date, the management agreement under which Lakes is managing the Tribe’s Red Hawk Casino will terminate.

Until the Payment Date, Lakes will continue to manage the Red Hawk Casino and all existing agreements between the Tribe and Lakes will remain in effect. Until the Payment Date, the Tribe is required to make all payments that it has been making under the existing agreements. Additionally, if the Payment Date does not occur on or before December 31, 2013, the Tribe will be required to recommence making principal payments on the existing debt. If all of the conditions under the Debt Termination Agreement, including the $57.1 million debt payment, are not met, then all existing agreements between Lakes and the Tribe will remain in effect until their original expiration under their existing terms.

A copy of the press release and a copy of the Agreement are attached to this Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01.     Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

10.1	Lakes Entertainment, Inc. Press Release dated July 18, 2013

10.2

Debt Termination Agreement by and between Lakes Entertainment, Inc., Lakes KAR – Shingle Springs, LLC, the Shingle Springs Band of Miwok Indians and the Shingle Springs Tribal Gaming Authority dated July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC.
(Registrant)

Date: July 22, 2013	By:	/s/ Timothy J. Cope
Name: Timothy J. Cope
Title: President and Chief Financial Officer